Exhibit (10.16)

EMPLOYMENT TRANSITION SEVERANCE AGREEMENT

THIS EMPLOYMENT TRANSITION SEVERANCE AGREEMENT (“Agreement”) is made and entered into as of November 16, 2022 (the “Effective Date”), by and among Ecolab Inc., a Delaware corporation (together with all present and former parents, subsidiaries, successors, assigns and affiliated corporations the “Company”), and Timothy P. Mulhere (“Executive”). In consideration of the mutual promises made below, Company and Executive agree as follows:

WHEREAS, Executive is currently serving as an Executive Vice President – Special Initiatives – Institutional for the Company;

WHEREAS, In appreciation and recognition of Executive’s many contributions to the Company, in particular his positive leadership, partnership, and commitment to the Company, and based on Executive’s and Company’s mutual desire to provide for an orderly transition of Executive’s duties and responsibilities, we are entering into this Agreement whereby Executive and the Company have agreed that Executive will voluntarily separate from employment with the Company on December 31, 2022, and that Executive will receive certain compensation through such date pursuant to this Agreement, and that Executive will be eligible to receive certain severance compensation through December 31, 2023, pursuant to this Agreement;

WHEREAS, in furtherance of the foregoing, Executive and the Company have mutually negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to Executive’s continued employment with the Company and the conclusion of that employment (other than as specifically provided in this Agreement).

NOW, THEREFORE, in consideration of the covenants and mutual promises made below, the parties agree as follows:

1.Employment; Duties.
a.Transition Period. During the period beginning on October 1, 2022, and ending on the Separation Date (as defined in Section 1(c) below) (such period the “Transition Period”), Executive shall serve the Company as its Executive Vice President – Special Initiatives – Institutional (“EVP Special Initiatives – Institutional”) and perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to Executive by the Company’s President and Chief Executive Officer (“CEO”). During the Transition Period, the Executive have such duties, responsibilities and authority commensurate with an Executive Vice President title and Executive’s experience as may be assigned by the CEO, and shall additionally (x) transition the duties and responsibilities of his position as the EVP Special Initiatives – Institutional to such individuals as the CEO may designate, including to Executive’s successor(s) in such role, (y) provide such assistance directly related to the successor(s) as may be requested by the CEO, and (z) have and perform such duties, responsibilities and authority directly related to Executive’s position as the EVP Special Initiatives – Institutional as may be assigned by the CEO from time to time.
b.Employment Conditions.  During the Transition Period and through the Separation Date, Executive shall be able to perform his assigned duties remotely, except as reasonably directed to the contrary by the CEO, and shall be expected to work at least twenty hours per week during the Transition Period and through the Separation Date.
c.Separation Date. For the purposes of this Agreement, “Separation Date” means the first to occur of (i) the date on which Executive’s employment is terminated for any reason or (ii) December 31, 2022. It is expressly acknowledged and agreed that during the Transition Period, Executive shall continue to be an employee at will, whose employment may be terminated by either party at any time and for any reason, or without stated reason, subject to the remaining provisions of this Agreement.
2.Compensation. As compensation for Executive’s continuing employment and service pursuant to this Agreement, and the respective terms and conditions thereof, and the other promises of Executive contained in this Agreement, which shall be deemed to include Executive’s agreement to (A) remain in the employ of the Company as described above through the Separation Date, (B) comply with the Company’s Code of Conduct and other policies relating to conduct, as in effect from time to time and applicable to its executive officers, (C) comply with all covenants regarding arbitration, non-competition, non-solicitation, confidential information and any other restrictive covenants to which Executive has agreed as part of his employment with the Company (the covenants described in the immediately preceding clauses (A) through (C) of this Section 2 are collectively referred to as the “Covenants”); and provided, that Executive timely signs and returns, and does not revoke, this Agreement, complies with his obligations under this Agreement, including but not limited to the Covenants, executes and does not revoke the Second Release, Executive’s compensation and benefits shall be as follows:
a.Base Salary and Compensation and Benefit Plan Participation. From the Effective Date through the Separation Date, Executive will (i) receive his base salary as in effect on the Effective Date, which may be adjusted upwards (but not downwards) from time to time in the discretion of the Company, (ii) continue to participate in the Company’s Management Incentive Plan (“MIP”) for the 2022 fiscal year subject to the terms and conditions of the MIP, including the requirement that Executive remain employed through December 31, 2022, die, or become disabled, to be eligible for the 2022 MIP bonus, with a minimum 2022 MIP bonus payment of $793,800, (iii) participate in the Company’s applicable pension or retirement plans in which Executive participates as of the Effective Date, (iv) continue to participate in all health and welfare benefit plans in which Executive is enrolled as of the Effective Date, and (v) continue to participate in other perquisite programs, and expense reimbursement and vacation policies, as all such foregoing plans, programs and policies may be in effect from time to time (each a “Plan” and collectively, the “Plans”). For clarity, nothing in this Agreement prevents the Company from amending or terminating any Plan in a manner that affects all eligible employees or senior executives of the Company, including Executive, in the same or substantially similar manner.
b.Additional Stock Plan Grants.  Executive shall not be eligible for any grants or awards under the Ecolab Inc. 2010 Stock Incentive Plan (“Stock Plan”) after the Effective Date.
c.2023 MIP.  Executive shall not be eligible to earn a MIP bonus in the 2023 fiscal year.

d.Severance.  Provided that Executive continues to be employed in good standing through December 31, 2022, Executive shall be eligible for the compensation and benefits described in Attachment A, subject to the additional conditions set forth in that Attachment A.

e.Termination Prior to December 31, 2022.  If Executive’s employment is terminated by the Company other than for Cause, as defined in the Stock Plan, prior to December 31, 2022, then (i) Executive shall receive the severance described in Section 2(d), and (ii) if such termination occurs prior to December 31, 2022, Executive shall be treated as having been employed on December 31, 2022, for purposes of the 2022 MIP bonus, provided that Executive executes and does not revoke the Second Release and otherwise complies with the requirements of this Agreement for the receipt of such severance.  For avoidance of doubt, if the Executive’s employment is terminated for any reason other than termination by the Company other than for Cause, including termination for Cause, voluntary resignation for any reason, death or disability, Executive shall not be entitled to the severance described in Section 2(d) and shall be entitled only to such benefits as may be provided upon termination of employment under the Plans, but all of the remaining provisions of this Agreement shall remain in full force and effect.

3.Administration of Compensation and Benefits Plans.  Executive understands and agrees that, except as expressly provided for in this Agreement, all compensation and benefit plans, policies and programs in which Executive participates because of employment with the Company shall be administered pursuant to their standard terms, provisions and administrative practices and policies that are then in effect, as interpreted and applied by the Company or the plan administrator(s) as applicable.
4.No Additional Entitlements.  Executive understands and acknowledges that he will have no further entitlements, other than (a) those specifically recited in this Agreement and (b) accrued rights and entitlements that have vested as of the Separation Date under the Plans. Executive hereby acknowledges that he has no interest in or claim of right to any severance or separation pay benefits, reinstatement, reemployment or employment with the Company (except employment during the Transition Period), and Executive forever waives any interest in or claim of right to any severance or separation pay benefits or future employment by the Company.
5.Withholding. All payments required to be made by the Company under this Agreement to Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
6.Execution of Agreement; Release of Claims. Executive’s eligibility for the payments and benefits provided pursuant to this Agreement are contingent upon (a) Executive executing and delivering to the Company this Agreement, including the general release of claims under Section 8 below, by 8:00 p.m. (CST) on November 16, 2022, (b) Executive executing and delivering to the Company within twenty-one (21) calendar days following the Separation Date, but not earlier than the Separation Date, a release of claims in substantially the same form as Attachment A to this Agreement, effective as of that date (the “Second Release”) and (c) the Executive not revoking either this Agreement or the Second Release.
7.Consideration. In consideration for the Agreement (but not the Second Release, which has additional and different consideration as provided in Section 3 of the Second Release), and the mutual covenants contained herein, the Company is providing Executive good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including continued employment and continued access to trade secrets and confidential information of the Company to which Employee would not have access nor been supplied but for Employee’s relationship with the Company.
8.General Release.  Except as expressly provided in this Agreement, Executive releases the Company (and its present and former affiliates, assigns, fiduciaries, insurers, owners, parents, predecessors, subsidiaries, successors and other entities related to it), and its and their past and present directors, employees, officers, benefit plans, and other entities or individuals acting for any of them, from any known or unknown claims of any type to date regarding his employment by the Company, or the termination of such employment, including without limitation any such claims relating to the change in Executive’s title, status, duties and authority described in this Agreement.. This means Executive waives (“gives up”) these claims, to the fullest extent allowed by law, such as claims for:
●	unlawful discrimination, harassment or retaliation, such as under the Age Discrimination in Employment Act (“ADEA”), and that any such unlawful activity affected any payment in this Agreement;
●	violation of any other federal, state, local, common law or foreign legal requirements, such as any regarding accommodations, background checks, consortium loss, constructive discharge, fiduciary duty, health/safety, indemnification, information/records requirements, leaves of absence, negligence, notice obligations, public policy, torts, and whistleblowing;
●	violation of any express or implied contract/covenant/duty/promise, and any intellectual property/proprietary right;
●	compensation, severance, benefits, insurance, damages, equitable relief, attorney fees, costs, interest and penalties; and
●	participation in any class or collective action.
9.Exclusions from General Release. Excluded from the General Release in Section 8 above are (a) any claims arising after Executive signs this Agreement; (b) claims for breach of this Agreement; (c) claims or rights which cannot be waived by law, including Executive’s right to receive vested benefits under the terms of the Company’s benefit plans, and (d) claims relating to Executive’s right to receive indemnification from the Company as provided in the Company’s governing documents or in any agreement between Executive and the Company. Also excluded from the General Release is Executive’s right to file a charge with an administrative agency or participate in any agency investigation. Executive is, however, waiving his right to recover any money in connection with such a charge or investigation. Executive is also waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency, except that he may receive money properly awarded by the U.S. Securities and Exchange Commission as a securities whistleblower incentive.  Further, the Company is committed to compliance with applicable federal, state and local laws.  As such, nothing in the General Release in Section 8 prohibits Executive from reporting possible violations of law to any government agency if such report is made in confidence and good faith to a federal, state or local government official, either directly or indirectly, solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit relating to such report.
10.Covenant Not to Sue.  A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the General Release of claims contained in Section 8 above. Besides waiving and releasing the claims covered by Section 8 above, Executive further agrees never to sue the Company or join any lawsuit against the Company in any forum for any reason, with respect to claims, laws or theories covered by the General Release language in Section 8 above, but excluding claims excluded from the General Release language in Section 9 and provided further that  Executive may bring a claim against the Company to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. If Executive sues the Company in violation of this Agreement, he shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, if Executive sues the Company in violation of this Agreement, the Company can require Executive to return all but $500 of the money paid to him pursuant to this Agreement. In that event, the Company shall be excused from making any further payments or continuing any other benefits otherwise owed to Executive under Section 2 of this Agreement or under Section 3 of the Second Release, it being acknowledged, that it would not violate any part of this Agreement for Executive to sue Company to enforce this Agreement, or to challenge the validity of this Agreement under the ADEA.
11.Non-disparagement.  Executive agrees not to make statements that criticize or otherwise disparage the Company which, viewed objectively, materially disrupt or impair the Company’s normal, ongoing business operations, or materially harm the Company’s reputation with other employees, customers, suppliers, regulators or the general public, and Company agrees not to make statements (and agrees to instruct its officers and directors not to make statements) that criticize or otherwise disparage Executive which, viewed objectively, materially harm the Executive’s reputation with the general public.  This provision does not apply on occasions when Executive or Company (or any Company director, employee, officer, benefit plan or other entity or individual acting for any of them) is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must respond truthfully. This provision also does not apply on occasions when Executive is speaking with representatives of the Company as part of a Company investigation.  The Company is committed to compliance with applicable federal, state and local laws.  As such, nothing in this Agreement prohibits Executive from reporting possible violations of law to any government agency if such report is made in confidence and good faith to a federal, state or local government official, either directly or indirectly, solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit relating to such report.
12.Severability.  If any provision of this Agreement is determined to be unenforceable, the parties agree that such provision should be modified so that it is enforceable or, if modification is not possible, that it should be severed, and the enforceability of the remaining provisions will not be affected by such modification or severance.
13.Non-Admissions.  The fact and terms of this Agreement are not an admission by the Company of liability or other wrongdoing under any law.
14.Code Section 409A Compliance.  This Agreement is intended to comply with Internal Revenue Code Section 409A (“Code Section 409”) or an exemption thereunder and shall be construed and administered in accordance with Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under the Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under the Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible.  Any payments to be made under the Agreement upon a termination of employment shall only be made upon a “separation from service” under Code Section 409A. In no event shall the timing of the Executive’s execution of a Waiver and Release Agreement, directly or indirectly, result in the Executive designating the calendar year of any severance payment, and if a payment that is subject to execution of the Waiver and Release Agreement could be made in more than one taxable year, payment shall be made in the later taxable year.  For purposes of Code Section 409A, the right to installment payments of severance shall be treated as the right to a series of separate payments.  To the extent required by Code Section 409A, any reimbursement or in-kind benefit provided under the Agreement shall be provided in accordance with the following:  (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (b) any right to reimbursements or in-kind benefits under the Agreement shall not be subject to liquidation or exchange for another benefit.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Agreement comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Code Section 409A.
15.Governing Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, except insofar as an interpretation or enforcement issue is governed by federal law.  Executive agrees that a court of competent jurisdiction in the State of Minnesota will adjudicate any dispute under this Agreement.
16.Revocation. After Executive signs this Agreement, he will have fifteen days to revoke it if he changes his mind. If Executive wants to revoke the Agreement, he should deliver a written revocation to the Company’s General Counsel within fifteen (15) days after he signs it.
17.Additional Executive Acknowledgments.  Executive also agrees that:
*He is entering this Agreement knowingly and voluntarily;
*He has been advised by this Agreement to consult with an attorney before signing this Agreement;
*He is not otherwise entitled to the consideration provided in Section 7;
*He is not entitled to any type of severance or separation pay, other than as provided in Section 7; and
*This Agreement and the Second Release are the entire agreement Executive and the Company regarding the transition of his duties through the Transition Period, and the terms of his continued employment through the Separation Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

November 16, 2022	EXECUTIVE s/Timothy P. Mulhere
Date	Timothy Mulhere

November 16, 2022	ECOLAB INC. /s/ Laurie M. Marsh
Date	By: Laurie M. Marsh
Title: EVP Human Resources

[Signature Page to Employment Transition Agreement]

Attachment A

SECOND RELEASE AGREEMENT

THIS SECOND RELEASE AGREEMENT (“Second Release”) is made and entered into between Timothy Mulhere (“Executive”) and Ecolab Inc., a Delaware corporation (together with all present and former parents, subsidiaries, successors, assigns and affiliated corporations the “Company”). In consideration of the mutual promises made below, Company and Executive agree as follows:

1.Termination of Employment. Executive’s last day of employment with Company was December 31, 2022 (the “Separation Date”).

2.Payment Through Separation Date. The Company has paid Executive for all services rendered through the Separation Date, in accordance with Company’s regular payroll schedule or as otherwise permitted under applicable state law. Executive has received all his pay, benefits and paid/unpaid time-off due. Executive has been reimbursed for all business expenses consistent with the Company’s policies.

3.Separation Consideration. In consideration for this Second Release, and the mutual covenants contained herein, the Company is providing Executive additional good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including:

a)	Permitting Executive to continue employment from the effective date of the Employment Transition Agreement entered into between the Company and Executive, and dated November 16, 2022 (“Agreement”) through the Separation Date, including Executive’s continued eligibility to receive a 2022 bonus, subject to all financial considerations, under the Company’s Management Incentive Plan (“MIP”) subject to the terms and conditions of the MIP;
b)	Payment of fifty-two (52) weeks of severance in the amount of $27,380.77 per week, paid in equal installments on the regular payroll dates for active employees, which may be changed by the Company from time to time, each of which installments shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code;
c)	Subsidizing premiums in the Ecolab medical, prescription, dental and/or vision plans, to the extent that Executive is enrolled in and elects to continue such benefits under COBRA, during the severance period so that Executive will pay the active employee premium rate during the severance period; and
d)	Providing outplacement services through Navigate Forward;

provided that the benefits provided in subsections (a), (b), (c) and (d) of this Section 3 Separation Consideration will terminate and Company will be relieved of its obligations to pay additional amounts, and shall be entitled to repayment of the amounts described in subsection (b), if Executive either breaches any of the Covenants, as defined in Section 2 of the Agreement, or engages in a “competitive activity.”

Engaging in a “competitive activity” means Executive is paid by or has any direct or indirect interest (except as a shareholder of less than 1% of a company whose shares are publicly traded) in any business that develops, produces or sells any product or service that competes with a product or service of Ecolab or any of its subsidiaries.

4.General Release.  In addition to the initial release of claims in Section 8 of the Agreement, and except as expressly provided in this Second Release, Executive releases the Company (and its present and former affiliates, assigns, fiduciaries, insurers, owners, parents, predecessors, subsidiaries, successors and other entities related to it), and its and their past and present directors, employees, officers, benefit plans, and other entities or individuals acting for any of them, from any known or unknown claims of any type to date regarding his employment, its end, or the Company.  This means Executive waives (“gives up”) these claims, to the fullest extent allowed by law, such as claims for:

a)	unlawful discrimination, harassment or retaliation, such as under the Age Discrimination in Employment Act (“ADEA”), and that any such unlawful activity affected any payment in this Second Release;
b)	violation of any other federal, state, local, common law or foreign legal requirements, such as any regarding accommodations, background checks, consortium loss, constructive discharge, fiduciary duty, health/safety, indemnification, information/records requirements, leaves of absence, negligence, notice obligations, public policy, torts, and whistleblowing;
c)	violation of any express or implied contract/covenant/duty/promise, and any intellectual property/proprietary right;
d)	compensation, severance, benefits, insurance, damages, equitable relief, attorney fees, costs, interest and penalties; and
e)	participation in any class or collective action.

5.Exclusions from General Release.  Excluded from the General Release in Section 4 above are (a) any claims arising after Executive signs this Second Release; (b) claims or rights which cannot be waived by law, including Executive’s right to receive vested benefits under the terms of the Company’s benefit plans, and (c) claims relating to Executive’s right to receive indemnification from the Company as provided in the Company’s governing documents or in any agreement between Executive and the Company.  Also excluded from the General Release is Executive’s right to file a charge with an administrative agency or participate in any agency investigation. Executive is, however, waiving his right to recover any money in connection with such a charge or investigation.  Executive is also waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency, except that he may receive money properly awarded by the U.S. Securities and Exchange Commission as a securities whistleblower incentive.  Further, the Company is committed to compliance with applicable federal, state and local laws.  As such, nothing in the General Release in Section 4 prohibits Executive from reporting possible violations of law to any government agency if such report is made in confidence and good faith to a federal, state or local government official, either directly or indirectly, solely for the

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purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit relating to such report.

6.Covenant Not to Sue.  A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the General Release of claims contained in Section 4 above. Besides waiving and releasing the claims covered by Section 4 above, Executive further agrees never to sue the Company or join any lawsuit against the Company in any forum for any reason, with respect to claims, laws or theories covered by the General Release language in Section 4 above, but excluding claims excluded from the General Release language in Section 5 and provided further that  Executive may bring a claim against the Company to enforce the Agreement or to challenge the validity of the Agreement and/or the Second Release under the ADEA. If Executive sues the Company in violation of this Section, he shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, if Executive sues the Company in violation of this Section, the Company can require Executive to return all but $500 of the money paid to him pursuant to the Agreement. In that event, the Company shall be excused from making any further payments or continuing any other benefits otherwise owed to Executive under Section 2 of the Agreement and Section 3 of the Second Release, it being acknowledged, that it would not violate any part of the Agreement or the Second Release for Executive to sue Company to enforce the Agreement, or to challenge the validity of the Agreement, and/or Second Release under the ADEA.

7.Non-Admissions. The fact and terms of this Second Release are not an admission by the Company of liability or other wrongdoing under any law.

8.Company Property. Executive returned, did not tamper with, and has no access to, any Company property such as equipment, credit cards, keys, software, work product, hard/soft document originals/copies, current/former/prospective customer lists, confidential information of the Company (including, but not limited to board materials, financial information, and trade secrets) and any other materials in any media.  Upon request, Executive will provide the Company access to any of his personal electronic document storage accounts or electronic devices to confirm or permit removal of any Company property. Nothing here interferes with Executive’s claims or rights in the Release Exclusions Section 5.

9.Continuing Obligations of Agreement. The execution of this Second Release does not supersede or otherwise relieve Executive from any continuing obligations owed by him to the Company under the terms of the Agreement.

10.Severability.  If any provision of this Second Release is determined to be unenforceable, the parties agree that such provision should be modified so that it is enforceable or, if modification is not possible, that it should be severed, and the enforceability of the remaining provisions will not be affected by such modification or severance.

11.Governing Law.  This Second Release shall be interpreted and enforced in accordance with the laws of the State of Minnesota, except insofar as an interpretation or enforcement issue is governed by federal law. Executive agrees that a court of competent jurisdiction in the State of Minnesota will adjudicate any dispute under this Second Release.

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12.Revocation.  After Executive signs this Second Release, he will have fifteen (15) days to revoke it if he changes his mind.  If Executive wants to revoke the Second Release, he should deliver a written revocation to the Company’s General Counsel within fifteen days after he signs it. If he does not revoke this Second Release, he will receive the separation consideration described in Section 3.

13.Additional Executive Acknowledgments. Executive also agrees that:

●	He is entering this Second Release knowingly and voluntarily;
●	He has been advised by this Second Release to consult with an attorney before signing this Second Release;
●	He understands he may take up to twenty-one (21) days to consider this Second Release before signing it;
●	He is not otherwise entitled to the separation consideration referenced in Section 3;
●	He is not entitled to severance; and
●	The Agreement and this Second Release are the entire agreement between him and the Company regarding the transition of his duties through the Separation Date, and the terms of his continued employment through the Separation Date. Executive understands that his failure to execute this Second Release will not relieve him of any continuing obligations owed by him under the terms of the Agreement, including without limitation the release of claims contained in Section 8 and the covenant not to sue contained in Section 10.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Second Release as of the date first written above.

EXECUTIVE

___________________

DateTimothy Mulhere

ECOLAB INC.

___________________

DateBy:

Title:

[Signature Page to Second Release]